Exhibit 10.2

PARTICIPATION AGREEMENT

THIS AGREEMENT, is made and entered into and is effective as of the 1st day of May, 2013, by and between RAZORBACK OIL INTERESTS, L.L.C., an Oklahoma Limited Liability Company, hereinafter referred to as "RAZORBACK", RAZORBACK OIL INERESTS, L.L.C., an Oklahoma Limited Liability Company, hereinafter referred to as "ROP, and PARTICIPANT hereinafter referred to as "PARTICIPANT".

WHERBY, RAZORBACK proposes to drill or cause to be drilled the test well sufficient to test the formation, "Contract Depth", in Kingfisher County, Oklahoma on or before5/1/2013 LEGAL SW/4 & W/2 SE/4 of Sec 13 SE/4 of Sec 14 & NW NE/4 of Sec 23
T18N-R5W, Kingfisher County, OK

WHEREBY, participant desires to acquire a wellbore interest of Percent (7.88%) having a net revenue interest of Percent (77%) and to join in the drilling of the test well.

WHEREAS, RAZORBACK and ROI will enter into a Joint Operating Agreement, which will designate ROI as Operator of the test well.

NOW, THEREFORE, in consideration of the premises, the mutual benefits and advantages to be derived herefrom and other good and valuable consideration, the parties hereto agree as follows:

•       RAZORBACK will cause said Well to be drilled. Participant agrees to participate $ 150,000 for Percent (7.88%) working interest, that shall be paid to RAZORBACK upon the execution of this agreement, as payment of his/her PERCENTAGE (7.88%) total cost of drilling and completion of the well in the target formation.

•       RAZORBACK will furnish participant the daily drilling reports, testing reports and well logs. Upon examination of said logs ROI & RAZORBACK will make the determination whether the well may reasonably be expected to be capable of producing Oil and Gas in paying quantities.

•      After said well has been completed the parties hereto agree to enter into an AAPL Model Joint Operating Agreement. All operations past the point of completion expenses on said well will be subject to the terms and conditions of said Operating Agreement. In the event of a conflict between the provisions of this agreement and those of the Operating Agreement, the provisions of this Agreement shall control.

•       Subject to the terms and conditions of this agreement, RAZORBACK does hereby agree to transfer assign and set over unto PARTICIPANT, a well bore Working Interest of PERCENTAGE  (7.88%) with a (77%) Net Revenue Interest.
This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein the rights and liabilities hereunder are several and not joint or collective and this Agreement and operations hereunder shall not constitute a partnership.

•      PARTICIPANT agrees that ROI, as Operator of the Well shall conduct all operations. If said Well is not commercially producible, then, in that event Razorback, as Operator, shall have the right to plug and abandon said Well.

•       It is understood that drilling or attempting completion of oil and/or gas wells is considered extremely high risk business, and that all parties affected by this Agreement are sophisticated oil and gas investors and that by executing the Participation Agreement, PARTICIPANT agrees to hold RAZORBACK & ROI harmless from any liability in the event the Well is mechanically or geologically unsuccessful.

•       Except as otherwise expressly provided, all notices and communications be given under the terms hereof shall be given by certified letter addressed to the respective parties as follows:

RAZORBACK OIL INTERESTS,L.L.C.

PARTICIPANT

Core Resource Management , Inc.
12720 Hillcrest suite 750 Dallas, Tx. 75230

If the terms and provisions of this Agreement in its entirety are acceptable to you, kindly indicate your approval by signing below in the: space provided.

RAZORB ACK OIL INTERESTS, LLC

By:
Witness		Managing Partner

AGREED TO AND ACCEPTED THIS __________ DAY OF ______________, ____________

PARTICIPANT

Witness	By:

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